Exhibit 10.3

[Translation]

KUN-MORTGAGE AGREEMENT

Creditor & Mortgagee:	The Korea Development Bank
Debtor:	Amkor Technology Korea, Inc.
Mortgagor:	Amkor Technology Korea, Inc.

This Kun-Mortgage Agreement is entered into by and among the above-mentioned parties.

Article 1. Establishment of Kun-Mortgage

The Mortgagor acknowledges the terms of the relevant agreements concerning the Secured Obligations described in Item 2 separately submitted by the Debtor to the Creditor. The Mortgagor hereby grants to the Creditor a kun-mortgage with 2nd priority (“Kun-Mortgage”) on the properties described in the attachment (“Mortgaged Property”) (the term “Creditor” shall include any other branch of the Bank located in Korea).

1.	Maximum mortgage amount:

A.	US$195,000,000

B.	Special Terms and Conditions of Foreign Exchange Rate (it shall apply if the maximum mortgage amount is stated in foreign currency):

(1)	Foreign exchange rate to be used for the conversion of the about amount in foreign currency into the Korean Won shall be the telegraphic transferred selling rate.

(2)

When converting the above amount into Korean Won at the exchange rate of USD 1 to KRW 1,165.30 as of June 28th 2012, the equivalent KRW amount is 227,233,500,000. If the exchange rate fluctuates at the time of repayment of the Secured Obligations, the prevailing exchange rate shall apply.

2.	Scope of the Secured Obligations:

Any and all obligations, debts and liabilities of the Debtor to the Creditor, presently existing or to be incurred hereinafter, arising out of, connected with or related to loans by deed, loans against bills, discounting of bills, overdrafts, purchase of public and corporate bonds, payment guarantees, lending of instruments, foreign exchange

[Translation]

transactions and all other credit transactions, guarantee obligations, obligations under promissory notes or checks, payment of interest and default interest, incidental indebtedness including any expenses and insurance premiums payable by the Debtor or the Mortgagor, and any and all other credit transactions.

Article 2. Scope of Kun-Mortgage

(1)	This Kun-Mortgage shall be effective as a matter of course with respect to not only building, structure, machinery and tools, mine, railroad track and any other articles, which are united with or attached to the Mortgaged Property but also to be attached to or united with the Mortgaged Property by extension, reconstruction, repair, rebuilding or additional installation.

(2)	Any discrepancy between the Mortgaged Property and the descriptions thereof set forth at the attachment or the official registry shall have no effect on the effectiveness of this Kun-Mortgage with respect to the actual property.

(3)	Upon discovery of such discrepancy, as described in the above Paragraph (2), the Mortgagor shall take all necessary measures to correct or amend the registration pursuant to the Creditor’s request for purposes of protecting its rights hereunder, and the Mortgagor shall raise no objection to the enforceability of this Kun-Mortgage on the ground of such discrepancy even if the registration is not corrected or amended in accordance herewith.

Article 3. Establishment of Additional Kun-Mortgage

(1)	If any building located on the land which is subject to this Mortgage is not registered on the official register or if a new building is built on such land, the Mortgagor shall promptly register the unregistered existing or new buildings (including the buildings which are owned by a third party) and cause to be granted to the Creditor a Kun-Mortgage on such buildings pursuant to Article 1 hereof, upon the Creditor’s request for purposes of protecting its rights hereunder.

(2)	If the Mortgaged Property is a foundation and the Mortgagor acquires any articles such as land, structure, machinery and tools, vehicles and ships and any rights such as superficies, cheonsegwon, leasehold rights, trademark rights, mining rights and other industrial property rights for purposes of using the articles and the rights therein which belong to the foundation or for business necessity of the foundation, the Mortgagor shall promptly cause them to belong to the foundation.

(3)	In case of the above Paragraph (2), the Mortgagor shall submit the title deed or the certified copy of registry to the Creditor.

[Translation]

(4)	If the Mortgaged Property is a factory, the Mortgagor shall submit the list of machinery and tools and other objects for public use of the factory under Article 7 of the Factory Mortgage Act, which belongs to the factory or to be installed, for filing an application for registration.

Article 4. Preservation of the Mortgaged Property

(l)	The Mortgagor shall not transfer the title to the Mortgaged Property or its rights therein, establish any rights such as superficies rights, mortgages, cheonsegwon, leasehold rights or provisional registration, change its registration or filing, change its structure and status, change the present condition of the Mortgaged Property such as split and consolidation or hinder the normal operation which may cause damage/loss to the Creditor, without prior consent of the Creditor.

(2)	The Mortgagor shall promptly notify the Creditor if the insurance contract is cancelled, the Mortgaged Property or its rights therein is destroyed, damaged or condemned or the value of the Mortgaged Property is reduced or is expected to be reduced.

(3)	The Mortgagor shall assign or provide as collateral to the Creditor any money or articles such as insurance proceeds, compensation or indemnity from a third party resulting from the occurrence of any event described in Paragraph (2) above by taking appropriate measures. The Creditor may discretionary appropriate the proceeds of such compensation or indemnity to satisfy the Debtor’s obligations and expenses under this Agreement, regardless of the maturity of such obligation.

Article 5. Insurance Contract

(1)	The Mortgagor shall, throughout the term of this Agreement, procure and maintain insurance on the Mortgaged Property in such an amount or more and such a form as deemed appropriate through consultation between the Mortgagor and the Creditor from an insurance company.

(2)	The Mortgagor shall assign or pledge to the Creditor its rights under the insurance referred to in Paragraph (1) above and shall, after obtaining the approval from the insurance company, deliver the insurance policy and the receipt of insurance premium to the Creditor.

(3)	The Mortgagor shall promptly notify the Creditor if the Mortgagor obtains a separate insurance contract on the Mortgaged Property in addition to the insurance referred to in Paragraph (1) above; provided that the same procedures as prescribed in Paragraph (2) above shall be apply to such separately obtained insurance.

(4)	If the Creditor requests for the modification of the insurance contracts under Paragraphs (1) and (3) above, the Mortgagor shall comply with such request and if the Mortgagor wishes to modify the insurance contracts, it shall obtain prior approval from the Creditor.

[Translation]

(5)	If the Mortgagor fails to perform Paragraph (1) through Paragraph (4) above, the Creditor may pay the insurance premium and maintain the insurance and the Mortgagor shall raise no objection thereto.

(6)	If the Creditor pays the insurance premium in accordance with Paragraph (5) above, the Mortgagor shall pay the compensation for late payment for the period from the payment by the Creditor on behalf of the Mortgagor until the date when such payment is reimbursed to the Creditor as computed at the rate of 17% per annum on the insurance premium together with the insurance premium, to the Creditor.

(7)	The Mortgagor shall immediately notify the Creditor of any fire or other insured event of the Mortgaged Property and comply with the Creditor’s determination as to the disposition of the insurance proceeds in the event of any casualty covered by the insurance.

(8)	In case when the Creditor receives the insurance proceeds pursuant to the insurance contract obtained or renewed as set forth in Paragraph (1) through (5) above, it may discretionary appropriate the proceeds to satisfy the Debtor’s obligations and expenses under this Agreement, regardless of the maturity of such obligation, unless there is any proper reason such as provision of other collateral.

Article 6. [Intentionally deleted]

Article 7. Report on or Inspection of the Mortgaged Property

Upon the Creditor’s request, the Mortgagor shall promptly deliver a report on the Mortgaged Property to the Creditor or fully cooperate with the Creditor with respect to the inspection of the Mortgaged Property.

Article 8. Further Assurances and Expenses

(1)	Upon the Creditor’s request, the Mortgagor shall do all such acts as may be necessary to register creation, modification, transfer or cancellation of the Kun-Mortgage.

(2)	If the Creditor requests pursuant to Paragraph (1) above, it shall explain expenses required for the registration and the details of calculation thereof to the Debtor or the Mortgagor in a separate document. If the Creditor fails to give such explanation of any expense, it may not charge the expense to the Debtor and the Mortgagor and any expense explained by the Creditor shall be borne by as follows:

[Translation]

1.	Expense for purchase of national housing bonds: The Debtor or the Mortgagor

2.	Registration and license tax, local education tax, fee for application for registration and fee for judicial agent

A.	For registration of establishment of kun-mortgage: The Creditor

B.	For registration of cancellation of kun-mortgage: The Debtor or the Mortgagor

3.	Fee for inspection or appraisal of the Mortgaged Property

A.	For establishment of kun-mortgage: The Creditor

B.	For exercise of kun-mortgage as a result of the Debtor’s default: The Debtor or the Mortgagor

4.	Other expense of which party is liable is unclear: equally borne by the Creditor, the Debtor or the Mortgagor

(3)

If the expenses to be borne by the Debtor or the Mortgagor such as the expenses to be borne by the Debtor or the Mortgagor pursuant to Paragraph (2) above, the expenses for possession or management of the Mortgaged Property and the expenses for exercise of kun-mortgage as a result of the Debtor’s default is borne by the Creditor on behalf of the Debtor or the Mortgagor, terms of the loan Agreement dated June 28th 2012 shall apply mutatis mutandis.

Article 9. Modification of Security and Payment in Subrogation

(1)	The Creditor may amend or release, as applicable, other guaranties or collateral securing any of the Debtor’s obligations owed to the Creditor, if there is any substantial reason for protecting the Creditor’s rights such as change in the debt-related parties or change in the price of the Mortgaged Property.

(2)	[Intentionally deleted]

Article 10. Relations Between this Agreement and Other Security

Any other security or guarantee offered by the Mortgagor to secure the Secured Obligations shall not be affected by this Agreement. If there is a maximum limit to the obligation secured by such offered security or guarantee, the maximum limit of Secured Obligations under this Agreement shall be deemed to be additional to such maximum limit for other security or guarantee. This Article shall apply mutatis mutandis to any other additional security or guarantee to be offered by the Mortgagor, separately from the security offered in connection with this Agreement.

[Translation]

Article 11. Enforcement of Mortgage

(1)	If the Debtor fails to repay any of the Secured Obligations due and payable upon maturity or by acceleration, the Creditor shall be entitled to enforce the Kun-Mortgage according to the procedures fixed by applicable laws and regulation or dispose of it in such methods, at such time or for such price as generally deemed acceptable. The proceeds from disposition of the Mortgaged Property may be applied first to pay all expenses of foreclosure and then to pay in the order of the principal of the Secured Obligations and interest thereon, penalty, compensation for late payment, and other compensation for damages in such order and manner as the Creditor deems appropriate and the Debtor and Mortgagor shall raise no objection to the payment. The Debtor shall be liable for any deficiency.

(2)	In lieu of foreclosure under Paragraph (1) above, the Creditor may manage the Mortgaged Property and apply the proceeds from the management to satisfy the Secured Obligations and the Debtor and Mortgagor shall raise no objection to the payment.

(3)	Upon the Creditor’s request to the Mortgagor for purposes of protecting its rights, the Mortgagor shall deliver the Mortgaged Property to the Creditor and permit the Creditor to possess and manage the Mortgaged Property; provided that, the Debtor and the Mortgagor shall be jointly and severally liable for expenses incurred for the possession and management of the Mortgaged Property. If the Creditor pays the expenses on behalf of the Debtor and the Mortgagor, the Mortgagor and the Debtor shall promptly reimburse the Creditor for such expenses.

(4)	If the Creditor transfers the Secured Obligations to a third party, the Mortgagor shall consent to transfer the Kun-mortgage to a third party thereunder.

(5)	In case of Paragraph (1) through Paragraph (4) above, the Mortgagor shall fully and promptly cooperate with the Creditor with respect to the disposition or the management of the Mortgaged Property.

Article 12. [Intentionally deleted]

[Translation]

Article 13. Special Conditions

Creditor & Mortgagee:	The Korea Development Bank

Debtor:	Amkor Technology Korea, Inc.
Address:	151 Dongil-ro, Sungdong-gu, Seoul
	Representative Director and President:	Joo Ho Kim (seal)

Mortgagor:	Amkor Technology Korea, Inc.
Address:	151 Dongil-ro, Sungdong-gu, Seoul
	Representative Director and President:	Joo Ho Kim (seal)

Certified true to registered seal

I have received the loan agreement dated June 28th 2012 and a copy of this Agreement, and then was given sufficient explanation about the important matters of this Agreement from the bank’s officer and understood it.	Mortgagor